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                                                                    Exhibit 7(a)


     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made only by the Offer to Purchase dated August 5, 1998 and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, Blue Sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of AEI Resources, Inc. by Warburg Dillon Read LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                         Notice of Offer to Purchase for Cash
                        All Outstanding Shares of Common Stock

                                          of

                               Zeigler Coal Holding Company

                               at $21.25 Net Per Share

                                          by

                              Zeigler Acquisition Corporation

                              a wholly owned subsidiary of

                                 AEI Resources, Inc.

     ZEIGLER Acquisition Corporation, a Delaware corporation ("Purchaser") and wholly owned subsidiary of AEI Resources, Inc. ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of ZEIGLER COAL HOLDING Company, a Delaware corporation
(the "Company"), at $21.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 5, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 1, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH


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CONSTITUTES AT LEAST 90% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS,
EXCLUDING OPTIONS TENDERED FOR CANCELLATION IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT (AS DEFINED BELOW) (THE "MINIMUM CONDITION"), (2) PURCHASER HAVING OBTAINED FUNDS, PURSUANT TO EXISTING FINANCING COMMITMENTS OR OTHERWISE, SUFFICIENT TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE PURCHASE OF ALL OF THE SHARES PURSUANT TO THE OFFER OR THE MERGER (AS DEFINED BELOW), ALL PAYMENTS WITH RESPECT TO OPTIONS TO PURCHASE SHARES, AND ALL RELATED COSTS AND EXPENSES (THE "FINANCING CONDITION"), AND (3) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.

     The Offer is being made in connection with the Agreement and Plan of Merger dated as of August 3, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement requires, on the terms and subject to the conditions set forth therein, Purchaser to offer to purchase all of the outstanding Shares of the Company pursuant to the Offer. If Shares representing at least 90% of the outstanding Shares on a fully diluted basis (excluding options tendered for cancellation) are validly tendered in the Offer and purchased by Purchaser and the other conditions to the Merger are satisfied or waived, Purchaser will merge with and into the Company (the "Merger"), and any Shares not purchased in the Offer (other than shares with respect to which appraisal rights are properly exercised under Delaware law) will be converted in the Merger into the right to receive cash in the amount of $21.25 per Share.

     Certain directors and stockholders of the Company owning approximately 33% of the outstanding Shares on a fully diluted basis (before the tender of any options to the Company for cancellation) have agreed to tender their Shares into the Offer.

     THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares that have been validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to IBJ Schroder Bank & Trust Company (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. In all cases, payment for Shares tendered and accepted for


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payment pursuant to the Offer will be made only after timely receipt by the
Depositary of (i) certificates for such Shares (or a timely confirmation of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase) pursuant to the procedures described in Section 3 of the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase)), and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price, regardless of any extension of the Offer or any delay in making such payment.

     The term "Expiration Date" means 12:00 Midnight, New York City Time, on Tuesday, September 1, 1998, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date in which the Offer, if so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement, the Purchaser has the right to extend the period of time which the Offer is open, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary. The Merger Agreement provides that the Offer may be extended to no later than Wednesday, September 16, 1998 in order to satisfy any of the conditions to the Offer other than the Financing Condition. The Merger Agreement may be terminated, and the Merger contemplated thereby may be abandoned, by either Parent or the Company if the Financing Condition shall be impossible to satisfy by the end of September 1, 1998 or if any other condition to the Offer shall be impossible to satisfy by the end of September 16, 1998 unless such an event results from the failure of the terminating party to perform its obligations under the Merger Agreement, provided that the Company may not terminate the Merger Agreement if Parent waives the relevant condition (other than the Minimum Condition which cannot be waived without the consent of the Company). Any extension of the Offer will be followed by a public announcement thereof no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

     Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable, except they may be withdrawn after October 4, 1998, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer. For a withdrawal to become effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry transfers as set


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forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account of the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination will be final and binding.

     The Company has agreed to furnish the Purchaser with copies of the Company's stockholders list and security positions listings. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholders list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense.

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager.

                       The Information Agent for the Offer is:

                               MacKenzie Partners, Inc.

                                   156 Fifth Avenue
                              New York, New York  10010
                            (212) 929-5500 (Call Collect)
                                          or
                           Call Toll Free:  1-800-322-2885


                         The Dealer Manager for the Offer is:

                               Warburg Dillon Read LLC

                                  535 Madison Avenue
                               New York, New York 10022
                                    (212) 906-7836

August 5, 1998